                                                                   EXHIBIT 10.11

              PHYSICIAN PRACTICE MANAGEMENT PARTICIPATION AGREEMENT

1.       PARTIES

         This Physician Practice Management Participation Agreement ("Agreement") is made and entered into by and between:

         a. Continucare Medical Management, Inc. (hereinafter referred to as "PPM"), a professional physician practice management organization licensed and/or organized under the laws of the State of Florida and the principals of said party, all of whom are listed on the attached Ownership Disclosure Statement (Attachment A); AND

         b. Humana Medical Plan, Inc., PCA Health Plans of Florida, Inc. and PCA Family Health Plan, Inc. (health maintenance organizations) and Humana Health Insurance Company of Florida, Inc. (a Florida insurance company) and Humana Insurance Company, Employers Health Insurance Company and PCA Life Insurance Company (insurance companies) and their affiliates who underwrite or administer health plans. All of said companies are collectively referred to in this Agreement as "HUMANA". The joinder of these companies under the designation "HUMANA" shall not be construed as imposing joint responsibility or cross-guarantee between or among HUMANA companies.

2.       RELATIONSHIP

         In performance of the duties and obligations of each of the parties to this Agreement and in regard to any services rendered or performed by either party for covered individuals designated by HUMANA (hereinafter referred to as "Members"), including but not limited to those individuals covered under HUMANA's Commercial plans, Medicare HMO and POS plans, and other health care benefit plans, under designated HUMANA contracts, and to all individuals covered under designated self-insured employer, employer trust, or other health care benefit contracts whose claims are either administered by HUMANA or where HUMANA administers the provider network for another third party payor issuing and administering the contract, it mutually is understood and agreed that HUMANA and PPM and their respective employees and agents are at all times acting and performing as independent contractors and that neither party nor their respective employees and agents, shall be considered the agent, servant, employee of or joint venturer with the other party. Notice to, or consent from, any third party, including a Member or other physician, shall not be required in order to make any termination or modification of this Agreement effective. PPM is contracting for itself, and as agent for and under authority granted to PPM by each of its physicians ("PPM Physicians") employed by or under contract with PPM, unless otherwise agreed to herein, the parties acknowledge and agree that neither PPM nor HUMANA will be liable for the activities of the other nor the agents and employees of the other, including but not limited to, any liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims or demands of any kind or nature by or on behalf of any person, party or governmental authority arising out of or in connection with: (I) any failure to perform any of the agreements, terms, covenants or conditions of this Agreement; (II) any negligent act or omission or other misconduct; (III) The failure to comply with any applicable laws, rules or regulations; or (IV) any accident, injury or damage to persons or property. PPM acknowledges and shall require PPM Physicians to acknowledge that all patient care and related decisions are the sole responsibility of the PPM Physicians and that HUMANA does not dictate or control PPM Physicians' clinical decisions with respect to the medical care or treatment of Members. Notwithstanding anything to the contrary herein, PPM on behalf of itself and each of its PPM Physicians further agrees to and hereby does indemnify, defend and hold harmless HUMANA from any and all claims, judgments, costs, liabilities, damages and expenses, including reasonable attorneys' fees, whatsoever, arising from any acts or omissions in the provision of medical services by PPM and/or PPM Physicians under this Agreement. This provision shall survive termination of this Agreement, regardless of the cause giving rise to the termination.

3.       NO THIRD PARTY BENEFICIARIES

         With the exception of Article 27, the parties have not created and do not intend to create by this Agreement any third party rights under this Agreement, including but not limited to Members. The parties acknowledge and agree that, with the exception of Article 27 of this Agreement, there are no third party beneficiaries to this Agreement.

4.       SCOPE OF THE AGREEMENT

         4.1 This Agreement sets forth the rights, responsibilities, terms and conditions governing: (I) PPM and PPM Physician's status as a health care provider contracted and credentialed by HUMANA to provide health care services (hereinafter "Participating Providers") to Members in certain health care networks established or managed by HUMANA and (II) PPM Physicians' services to Members. This Agreement applies only to those health care benefit contracts and to those Members designated by HUMANA.

         4.2 Upon request, HUMANA agrees to provide PPM with a listing of all other agreements under which PPM and PPM Physicians will be providing services as required by this Agreement.

         4.3 All rights and responsibilities arising in respect to Members shall be applicable to only the company which issued the contract covering the respective Members and may not be imposed or enforced upon any other affiliated or related company. Further, with respect to self-insured contracts, unless otherwise indicated, HUMANA's responsibilities are limited to those of administration or claims processing.

         4.4 PPM represents and warrants that PPM and all PPM Physicians and their respective members, independent contractors and employees will abide by the terms and conditions of this Agreement, and PPM shall obtain acknowledgment of such from each PPM Physician member, independent contractor and employee required to be credentialed under the terms of this Agreement.

         4.5 The parties agree that nothing contained in this Agreement is intended to interfere with or hinder communications between physician(s) and Members regarding patient treatment.

5.       SUBCONTRACTING PERFORMANCE

         5.1 PPM shall provide directly, or through appropriate arrangement with PPM Physicians and other providers of medical services, medical services to Members. It is understood and agreed that said PPM shall maintain written agreements with the PPM Physicians, and other licensed providers of medical care where applicable, in a form comparable to, and consistent with, the terms and conditions established in this Agreement, and in a form approved by HUMANA. A sample copy of the agreement between PPM and PPM Physicians in effect at the time of the signing of this Agreement is attached in Attachment I. In the event of a conflict between the language of the PPM Physician agreements and this Agreement, the language in this Agreement shall control. PPM agrees to notify HUMANA of any material change(s) to the aforementioned agreements at least thirty (30) days prior to implementing such change(s), during which period, HUMANA may object to the change(s). HUMANA's notice of objection shall not preclude PPM's implementation of such change(s), but PPM agrees that any such change(s) shall not be contrary to, in violation of, or inconsistent with the terms of this Agreement. In the event HUMANA notifies PPM of its objection, both parties agree to make a good faith effort to resolve such dispute n a timely manner.

         5.2 All PPM Physicians and other providers of medical services providing services to HUMANA Members shall be subject to HUMANA's credentialing process prior to receiving status as a HUMANA Participating Provider.

         5.3 PPM represents and warrants that it is authorized to negotiate terms and conditions of physician agreements and further to execute such agreements for and on behalf of PPM Physicians.

         5.4 Upon request, PPM agrees to disclose to HUMANA within a reasonable time period not to exceed thirty (30) days, or such lesser period of time required for HUMANA to comply with all applicable state and federal laws, rules and regulations, from such request, all of the terms and conditions of any payment arrangement that constitutes a physician incentive plan as defined by Health Care Financing Administration ("HCFA") and/or any state or federal law, between PPM and PPM Physicians. Such disclosure shall be in the form of a certification, or other form as required by HCFA, by PPM and shall identify, at a minimum: (I) whether services not furnished by the PPM Physician(s) are included; (II) the type of incentive plan, including the amount, identified as a percentage, of any withhold or bonus; (III) the amount and type of any stop-loss coverage provided for or required of the PPM Physicians and (IV) the PPM Physician(s) patient panel size, broken down by total PPM Physicians panel and individual PPM Physician panel size, by the type of insurance coverage (i.e. Commercial HMO, Medicare HMO and Medicaid
         HMO).

         5.5 PPM shall have, for the term of this Agreement, agreements with licensed providers of medical services that: (I) shall be in writing and on contract forms approved by HUMANA; and (II) shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations; and (Ill) shall appoint HUMANA as the PPM's authorized agent for the payment of claims for Covered Services rendered to HUMANA Members submitted by such licensed providers and (IV) shall contain provisions for holding HUMANA harmless from and against any and all disputes between such licensed providers and HUMANA concerning the adjudication and the amount of the payment of the claims to the extent HUMANA relies on PPM's adjudication of such claims submitted for Covered Services rendered to HUMANA Members. In addition, from and after the Effective Date hereof, agreements with independent contractor PPM Physicians shall contain a provision to extend automatically at HUMANA's election the terms of such agreements to HUMANA in the event that this Agreement terminates for any reason for the lesser of the remaining term of such agreements or one (1) year.

         5.6 In the event PPM acquires, through an asset acquisition, merger, consolidation, lease or other means, or enters into a management agreement to manage the practice of physician(s) or physician groups in Florida, and such practices or groups have in effect an agreement with HUMANA to provide medical services to HUMANA Members on a capitated, percentage of premium or other risk sharing basis at rates which are more favorable to HUMANA than those contained herein, the rates contained herein shall be adjusted to reflect a blended rate by product weighted by the relative number of Members at the newly acquired or managed practice(s); provided, however, such blended rate shall in no event result in an increase in the total funding by HUMANA to PPM hereunder regardless of whether the newly acquired practice's reimbursement from HUMANA is more favorable or not.

         5.7 In the event that a PPM Physician is a party to more than one agreement with HUMANA for the provision of medical services to Members, PPM or PPM

         Physician will be reimbursed for Covered Services by HUMANA under the agreement selected by HUMANA. However, in the event that a physician affiliated with PPM declines participation under this Agreement prior to the execution of this Agreement, to the extent physician is a party to another agreement with HUMANA, reimbursement for the provision of Covered Services to Members shall be in accordance with such other agreement between HUMANA and the physician.

6.       LIQUIDATED DAMAGES

         PPM acknowledges and shall require PPM Physicians to acknowledge that HUMANA has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Members to be treated by PPM Physicians. Therefore, PPM. agrees that PPM and PPM Physicians, or any of PPM or PPM Physicians' employees, principals or financially related entities, shall not solicit, persuade, induce, coerce or otherwise cause the disenrollment of any Medicare Member at any time, directly or indirectly. If thirty-five (35) or more Medicare Members assigned to an individual PPM Physician disenroll from HUMANA due to PPM or PPM Physicians' directly or indirectly soliciting, persuading, inducing, coercing or otherwise causing the disenrollment of such Medicare Members to be treated by PPM or any of PPM Physicians or PPM/PPM Physicians' employees, principals or other financially related entity under some other prepaid health care benefit plan other than HUMANA's, PPM shall pay HUMANA the amount of three thousand dollars ($3,000.00) for each disenrolled Medicare Member who is treated by PPM, or any of PPM Physicians, or PPM/PPM Physicians' employees, principals or any financially related entity.

         PPM hereby agrees and shall require PPM Physicians hereby to agree that this amount is not a penalty and constitutes liquidated damages in as much as the actual damages are not and cannot be ascertained at the time of the execution of this Agreement. PPM and PPM Physicians understand that this liquidated damages clause does not apply to or require payment from the Medicare Members under any circumstance. HUMANA agrees with PPM and PPM Physicians that this paragraph shall not be applicable in the case of any Medicare Member who disenrolls and is treated by a PPM Physician or anyone else on a non-prepaid and non-capitated fee-for-service basis as a private patient. In addition, Medicare Members who were patients prior to PPM Physician's participation as a HUMANA Participating Provider, are excluded from this provision, if the PPM and/or PPM Physician can furnish documentation to HUMANA in the form of a list of his/her patients prior to becoming a HUMANA Participating Provider. PPM and PPM Physicians have the obligation to and agree to notify HUMANA immediately of the name of any Medicare Member or former Medicare Member treated by a PPM Physician or any other person covered by this provision. This paragraph shall survive for twelve (12) months following the termination or expiration of this Agreement regardless of the cause giving rise to termination.

7.       POLICIES AND PROCEDURES

         7.1 PPM shall require PPM Physicians to agree to abide by all quality assurance, quality improvement, accreditation, risk management, utilization review, credentialing, recredentialing and other administrative policies and procedures established and revised by HUMANA from time to time, and such other administrative policies and procedures as are set out in the Affiliated Provider Manual and/or the Physician's Administration Manual ("Manual") and/or bulletins and manuals that may be promulgated by HUMANA from time to time in order to supplement the Manual, current copies of which hereby are acknowledged as received. PPM shall be notified of any revisions to the policies and procedures and they shall become binding upon PPM and PPM Physicians thirty (30) days after HUMANA has notified PPM. Additionally, HUMANA shall notify PPM of any other revisions to existing policies and procedures, at which time of notice such revisions shall become binding upon PPM and PPM Physicians. Any revisions affecting PPM and/or PPM Physicians shall not be discriminatory and shall apply to all providers similarly situated. PPM Physicians shall notify HUMANA's Pre-Admission Certification department or designated personnel of any inpatient admissions of HUMANA Members as required in the Manual. PPM acknowledges and agrees that such notification shall be prior to the inpatient admission(s) of any HUMANA Members not assigned to PPM Primary Care Physicians.

         7.2 PPM further agrees, in accordance with the Letter of Agreement to be signed by each PPM Physician, an example of which appears in Attachment H, that PPM and HUMANA may share information, including but not limited to credentialing, recredentialing, quality management and utilization management information as related to the treatment of Members. However, it expressly is understood that the information shall not be shared with anyone other than HUMANA and PPM, unless required by law or pursuant to prior written consent of the PPM Physician involved.

         7.3 PPM acknowledges and agrees that a signed Letter of Agreement, (in a form substantially similar to that form attached hereto as Attachment
         H), for each PPM Physician participating under this Agreement shall be provided to HUMANA prior to execution of this Agreement, and prior to the provision of services to HUMANA Members for those PPM Physicians who join PPM and are approved by HUMANA and agree to participate under this Agreement and/or whose credentialing applications are approved subsequent to execution of this Agreement. Notwithstanding the above, PPM acknowledges and agrees that PPM shall sign the Letter of Agreement on behalf of those PPM Physicians that are employed by PPM, and all other PPM Physicians shall sign a Letter of Agreement on an individual basis. PPM Physicians who do not execute such Letter of Agreement shall not be entitled to participate under this Agreement and will not be listed in HUMANA's provider directories.

         7.4 All administrative services, including but not limited to credentialing, recredentialing, utilization management, quality assurance and fiscal services, shall be performed by HUMANA. However, HUMANA in its sole discretion wilt discuss with PPM, PPM's provision of such services at such time as PPM may demonstrate administrative or information service capabilities acceptable to HUMANA.

8.       CREDENTIALING

         8.1 All PPM Physicians who will provide medical services to Members hereunder are required to be credentialed, and shall be subject to the credentialing process prior to receiving status as a HUMANA Participating Provider.

         8.2 Participation under this Agreement by PPM, and each of its PPM Physicians, is subject to the satisfaction and maintenance, in HUMANA's sole judgement, of all credentialing and recredentialing standards established by HUMANA's credentialing and/or medical affairs departments and adopted under the policies and procedures set out in the Manual and other rules and regulations promulgated thereby. PPM and/or PPM Physicians shall provide HUMANA with the information necessary to ensure compliance with this Article 8 at no additional expense to HUMANA and/or any vendor to whom HUMANA at its sole discretion, may delegate the credentialing and/or recredentialing process(es) to.

         8.3 HUMANA reserves the right to approve new PPM Physicians and/or, as applicable, other health care providers required to be credentialed, or to terminate or suspend any PPM Physician or, other health care providers required to be credentialed, who will be or is providing care to HUMANA Members, who does not meet or fails to maintain HUMANA's credentialing and/or recredentialing standards. HUMANA agrees to notify PPM of its decision to terminate any PPM Physician or any other PPM health care provider required to be credentialed under HUMANA standards and, except in cases of immediate terminations, PPM shall have fourteen
         (14) days from such notice to request reconsideration of such decision by HUMANA's Medical Director. However, PPM acknowledges and agrees that HUMANA shall have the final decision on the matter. PPM further acknowledges and agrees and shall require PPM Physicians further to acknowledge and agree that any limitation and/or suspension and/or termination of his/her credentialing or recredentialing status by HUMANA or any one or more of HUMANA's affiliates shall apply uniformly to PPM Physician(s)' credentialing or recredentialing status with HUMANA and all of its affiliates. In the event the limitation, suspension and/or termination is for administrative reasons, HUMANA or any of its affiliates may elect to reject the administrative action of the acting HUMANA entity's determination.

9.       LICENSURE/CERTIFICATION

         9.1 PPM shall require PPM Physicians, and all employees of PPM and/or PPM Physicians required to be so licensed or certified, to procure and maintain for the term of this Agreement such licensure and/or certification as is required under HUMANA's policies and procedures, under the terms and conditions of this Agreement, in compliance with the provisions in the Manual, and in accordance with all applicable state and federal laws. PPM shall and/or shall require PPM Physicians to notify HUMANA immediately of any changes in licensure or certification status of PPM Physicians, and their employees as applicable.

         9.2 PPM represents and warrants that it has obtained and shall maintain any and all licenses, certificates and/or approvals required under Florida and/or federal laws, rules and regulations, for the performance by PPM of its duties and obligations under this Agreement. Further, PPM shall maintain a valid Florida Third Party Administrator's License during the term of this Agreement, where PPM is required to do so.

10.      MEDICAL SERVICES TO BE PROVIDED

         10.1 PPM on behalf of itself and PPM Physicians, desires to become a Participating Provider under the terms of this Agreement and agrees to provide and/or arrange for health care services for Members, in accordance with this Agreement and the applicable Member health benefits contract (hereinafter "Covered Services"). PPM Physicians' responsibilities for providing and/or arranging Covered Services to Members at the locations listed in Attachment C are set forth in the Attachment D. PPM shall provide HUMANA with at least sixty (60) days prior written notice of an proposed changes in the locations or the proposed closing by PPM or PPM Physician(s) of any practice listed in Attachment C and any such change or closing shall he subject to HUMANA's approval, which shall not unreasonably be withheld. Failure to obtain HUMANA's prior approval may result, at HUMANA's sole and complete discretion, in the termination of such PPM Physician(s) and/or office sites from participation under this Agreement.

         10.2 In the event PPM and/or PPM Physician(s) dispute what services are covered under the applicable health care benefits plan contract, the Medical Directors of HUMANA and PPM shall make reasonable efforts to resolve such disputes. However, PPM agrees that HUMANA shall have sole and final authority to interpret and determine what services and/or benefits are covered under the applicable health care benefits contract.

11.      STANDARDS OF PROFESSIONAL PRACTICE

         11.1. PPM agrees to require PPM Physicians to provide Members with medical services which are within the normal scope of PPM Physicians' medical practices.

         These services shall be made available to Members without discrimination on the basis of health care benefit plan, source of payment, sex, age, race, color, religion, national origin, health status or other handicap, and in the same manner as provided to PPM Physicians' other patients. PPM agrees to require that PPM Physicians provide medical services to Members in accordance with the prevailing practices and standards of the profession.

         11.2 PPM understands and agrees and shall require PPM Physicians to agree that HUMANA may deny payment(s) for medical services rendered to Members which are, in the opinion of HUMANA, determined not to be medically necessary. "Medically Necessary" (or "Medical Necessity") shall mean services or supplies provided by a hospital, physician or other health care provider, licensed by the appropriate state agency, or as otherwise approved as required, to diagnose or treat a condition, disease, ailment, sickness or bodily, injury and which, in the opinion of HUMANA, are: (I) consistent with the symptoms. Diagnosis and treatment of such condition, disease, ailment, sickness or bodily injury; (II) appropriate with regard to standards of accepted medical practice; (III) not primarily for the convenience of the patient or the qualified hospital, physician or other health care provider; (IV) the most appropriate and cost-effective supply, setting, or level of service which safely can be provided to the patient and (V) substantiated by the records and documentation maintained by the provider of services. When applied to an inpatient, it further means that the patient's symptoms or condition requires that the services or supplies cannot safely be provided to the patient as an outpatient. Any disputes regarding Medical Necessity shall be handled in accordance with Section 10.2 of this Agreement.

         11.3 HUMANA may authorize payment for Medically Necessary Covered Services for Members based on HUMANA's discretion and in accordance with the applicable Member health care benefits contract. Such services shall be paid for as if authorized by PPM and/or PPM Physicians and in accordance with the applicable payment arrangements outlined herein. In the event HUMANA so authorizes payment for Medically Necessary Covered Services, HUMANA agrees to notify PPM concurrently of such authorization.

12.      USE OF PARTICIPATING PROVIDERS

         12.1 Except in the case of a medical emergency, PPM shall require PPM Physicians to admit, refer and cooperate with the transfer of Members for Covered Services only to providers designated, specifically approved or under contract with HUMANA.

         12.2 In the event that a PPM Physician provides a Member non-covered services or refers a Member to an out-of-network provider without pre-authorization from HUMANA, PPM shall require PPM Physicians prior to the provision of such non-covered services or such out-of-network referral, to inform the Member: (I) of the services to be provided or referral to be made;
         (II) that HUMANA will not pay (or may pay a reduced benefit in the case of HUMANA's point of service (POS) and/or preferred provider organization (PPO) products) or be liable financially for such non-covered service or out-of-network referral and (III) that Member will be responsible financially for non-covered service(s) and/or out-of-network(s) referral that are requested by the Member. PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree that the failure to inform Member(s) in accordance with this
         Section 12.2 may result in the PPM's and/or PPM Physician's responsibility and financial liability for the cost of such non-covered service(s) and/or out-of-network referral incurred by HUMANA.

13.      EQUAL ACCESS

         PPM agrees and shall require PPM Physician(s) to agree to accept HUMANA Members as patients within the normal scope of PPM Physicians' medical practices. If for any reason, PPM Physician(s), individually and/or collectively, close their practice(s), such closure will apply to all prospective patients without discrimination or regard to payor or source of payment for services, Should PPM Physician(s) subsequently re-open their practices to new patients, PPM agrees and shall require PPM Physician(s) to agree to accept HUMANA Members as patients are accepted to the same extent non-HUMANA patients seeking PPM Physician(s)' services. Notwithstanding the above, any such closure of an PPM Physician(s)' practice to new patients is subject to the limitation outlined in Section 10.1 and Attachment D of this Agreement.

14.      PPM PHYSICIAN FACILITIES

         PPM Physicians will establish and maintain regular business hours for the provision of services to HUMANA Members. In establishing business hours, PPM and PPM Physicians shall take into consideration the number and type of Members assigned to and/or receiving services at the office site. The business hours established by PPM and PPM Physicians are noted in Attachment C of this Agreement. This does not relieve PPM Physicians of their obligation to provide medical coverage for Members twenty-four (24) hours a day, seven (7) days a week.

15.      SOFTWARE USE

         PPM and/or PPM Physicians may use certain software as may be identified by HUMANA that is licensed to HUMANA and/or its subsidiaries, parent and/or affiliates. Such use is conditioned upon PPM and PPM Physicians' strict compliance with the HUMANA Security Guidelines, and upon use solely as indicated by HUMANA, and treatment of the software as confidential property of HUMANA's licensor and not subject to disclosure to third parties without the prior written consent of HUMANA. Such prohibition on disclosure shall not apply to disclosures to PPM's and/or PPM Physicians' employees provided the disclosure reasonably is necessary to use the software, and provided PPM, and PPM Physicians take all reasonable steps to ensure the software is not duplicated or disclosed to third parties. If PPM and/or PPM Physicians become aware of an unauthorized use, duplication or disclosure, PPM and/or PPM Physicians shall provide full details to HUMANA promptly and take all reasonable steps to prevent any such recurrence. Upon request by HUMANA, PPM and/or PPM Physicians shall return to HUMANA all copies of the software, purge all machine readable media relating to such software and certify to HUMANA that the foregoing duties have been performed. These obligations of confidentiality, non-disclosure, non-reproduction and return of material shall survive any termination or expiration of this Agreement.

16.      PPM AND PPM PHYSICIANS INSURANCE

         16.1 At all times, PPM will maintain and will require each PPM Physician to maintain, at no expense to HUMANA, such policies of comprehensive general liability, professional liability and workers' compensation coverage, with such carriers and in such amounts as HUMANA reasonably may approve, insuring PPM and each PPM Physician, their officers, directors, members, employees, agents and subcontractors (as applicable), against any claim or claims for damages arising as a result of injury to property or person including death, occasioned directly or indirectly, in connection with the performance of medical services contemplated by this Agreement and/or the maintenance of PPM and/or PPM Physicians' facilities and equipment. Prior to execution of this Agreement, and at any time subsequently upon request, PPM and PPM Physicians shall provide HUMANA with evidence of said coverage, of which minimum professional liability coverage for PPM shall be five million dollars ($5,000,000.00) and for each PPM Physician shall be one million dollars ($1,000,000.00) per occurrence/three million dollars ($3,000,000.00) in the aggregate, or such amount as required by state law, whichever is greater number. PPM shall provide and/or shall require PPM Physicians to provide, or shall require the carrier(s) to provide, HUMANA with ten (10) days prior written notice of any suspensions, cancellations of, or modifications in the coverage. This clause shall survive the expiration and/or termination of this Agreement, regardless of the cause, for a period of time not less than the applicable Statute of Limitations in this State.

         16.2 PPM agrees to cooperate with HUMANA in assuring that any stop-loss coverage required by law is made available. PPM agrees and shall require PPM Physicians to agree that compensation received from HUMANA shall be adjusted by the cost of any stop-loss coverage which HUMANA may be required by law to provide.

17.      HUMANA INSURANCE

         At all times, HUMANA will maintain such policies of comprehensive general liability insurance and other insurance or self insurance, as shall be necessary to insure HUMANA against any claim or claims for damages arising in connection with the performance of HUMANA's responsibilities under this Agreement. If requested by PPM, HUMANA shall provide PPM evidence of such coverage upon execution of this Agreement and thereafter at reasonable intervals as requested by PPM during the term of this Agreement. This clause shall survive for a period of time not less than the applicable Statute of Limitations in this state.

18.      MEDICAL RECORDS

         18.1 PPM shall require PPM Physicians to prepare, maintain and retain records relating to Members in such form and for such time periods as required by applicable state and federal laws, licensing, accreditation and reimbursement rules and regulations to which HUMANA is subject, and in accordance with accepted medical practice and HUMANA standards HUMANA, pursuant to authorization of the Member signed at time of enrollment during the application process, the sufficiency of which hereby is acknowledged, or any federal or state regulatory agency, as permitted by law, may obtain, copy and have access, upon reasonable request, to any medical, administrative or financial record of PPM and/or PPM Physicians related to Covered Services provided by PPM Physicians to any HUMANA Member. Copies of such records shall be at no additional cost to HUMANA or the Member.

         18.2 Upon request from Humana or a Member, PPM agrees and shall require PPM Physicians to agree to transfer the complete original or a complete acceptable copy of the medical records of any Member to another physician or provider for any reason, including termination of this Agreement. The transfer of medical records shall be at no cost to either HUMANA or the Member and shall be made within a reasonable time following the request but in no event less than five (5) business days except in cases of emergency. PPM agrees and shall require PPM Physicians to agree that such timely transfer of medical records is necessary to ensure the continuity of care for Members. PPM agrees to pay court costs and/or legal fees necessary for HUMANA to enforce the terms of this provision.

         18.3 PPM, PPM Physicians and HUMANA agree to maintain the confidentiality of information contained in the medical records of Members.

         18.4 This Article 18 shall survive termination of this Agreement, regardless of the cause for such termination.

19.      MALPRACTICE CLAIMS

         PPM shall require PPM Physicians to notify HUMANA in writing within forty-eight (48) hours or such lesser period of time as required by the applicable statute of this State of any Member claim alleging malpractice or the occurrence of any incident involving a Member which may result in legal action.

20.      GRIEVANCE AND APPEALS PROCESS

         PPM agrees and shall require PPM Physicians to agree to cooperate and participate with HUMANA in its grievance and appeals processes to resolve disputes which may arise between HUMANA and PPM/PPM Physicians and/or HUMANA and it Members. PPM shall comply and shall require PPM Physicians to comply with all final determinations made through the grievance and appeals processes.

21.      USE OF PPM AND PPM PHYSICIANS' NAME

         21.1 HUMANA shall have the right to include the following information in any and all marketing and administrative materials it distributes:
         PPM and PPM Physicians' names, telephone numbers, addresses, hours of operation and types of practices or specialties, and the names of all physicians and physician extenders providing care at PPM Physicians' facilities. HUMANA shall provide PPM with copies of any such administrative or marketing materials upon request.

         21.2 Neither party shall advertise nor utilize any marketing materials, logos, trade names, service marks or other materials belonging to the other party without its prior written consent. Neither party shall acquire any right or title in or to the marketing materials, logos, trade names, service marks or other materials of the other.

         21.3 PPM agrees and shall require PPM Physicians to agree to: (I) allow HUMANA to place HUMANA signage and/or brochures, excluding any applications, in PPM Physicians' offices; (II) mail an announcement of PPM and PPM Physicians new affiliation with HUMANA to their patients;
         (III) furnish HUMANA with a complete list of the names and addresses of PPM's or PPM Physicians' patients in the event PPM or PPM Physicians provide such patient list to another payor and (IV) cooperate on a regular basis, to the extent permitted under applicable state and federal laws, rules and regulations, in joint marketing activities. PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree that any communications between PPM and/or PPM Physicians and Medicare Members which describe any HUMANA Medicare product in any way requires the prior written approval of HUMANA and HCFA.

22.      PAYMENT ARRANGEMENT

         22.1 HUMANA shall pay PPM or PPM Physicians, as applicable, in accordance with the PPM and PPM Physician Reimbursement described in Attachment E. PPM shall collect or shall require PPM Physicians to collect the payments owed by Members pursuant to their health benefits contract, including but not limited to copayments, deductibles, coinsurance and/or cost-share amounts (hereinafter referred to as "Copayments") required directly from the Member, and shall not waive, discount or rebate any such Copayment. The payment from HUMANA, plus any Copayments due from Members, shall be accepted by PPM and at PPM's direction by PPM Physicians as payment in full for all Covered Services.

         22.2 HUMANA shall have the right to conduct, or have conducted by a third party, audits and evaluations from time to time of all billing and financial records of PPM and/or PPM Physicians related to medical services provided to HUMANA Members. PPM shall allow HUMANA or its designee access to PPM's billing and financial records and those of PPM Physicians to conduct the audits and evaluations.

         22.3 Notwithstanding anything to the contrary identified herein, PPM or PPM Physicians, as applicable, have the right to dispute reimbursement of a claim for a period of up to six (6) months from the date such claim was paid by HUMANA or the end of the final Accounting Period, as defined in Attachment E of this Agreement, whichever is less. In the event of such a dispute, the parties agree to work toward a mutually agreeable resolution of such dispute. PPM shall provide at a minimum the following information if the PPM or a PPM Physician contests the payment of a claim as set out herein: Member name and identification number, date of service, relationship of the Member-patient to the Member who completed the application for health care benefits coverage with HUMANA, claim number, name of the provider of medical services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount and a brief explanation of the basis for the contestation. HUMANA will review such contestation(s) and respond to PPM within sixty
         (60) days of the date of receipt by HUMANA of such contestation. The parties acknowledge and agree that HUMANA's decision on the matter will be final. Failure to contest the amount of any claim paid hereunder within the time specified above shall result in the waiver of PPM's and PPM Physicians', where applicable, right to contest such claims amount distributed.

         22.4 PPM agrees and shall require PPM Physicians to agree to accept as payment in full for Covered Services provided to Members not assigned to a PPM Physician and who receive Covered Services from a PPM Physician(s) the reimbursements outlined in Attachment E of the Agreement. Further, in the event that Members assigned to PPM Physicians receive services and/or treatment at another facility or from another physician or health care provider, payment for such services and/or treatment shall be in accordance with the contracted rates with such other facility, physician or other health care provider, to the extent such a contract exists between HUMANA and such other facility, physician or other health care provider.

         22.5 Further, PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree that HUMANA may deny payment of medical services rendered to Members, which are determined not to be Medically Necessary by HUMANA. PPM agrees and shall require PPM Physicians to agree that in the event of a denial of payment for services rendered to Members that are determined not to be Medically Necessary, PPM shall not and shall require PPM Physicians to agree not to bill, charge, seek payment or have any recourse against Members or persons other than HUMANA acting on their behalf for medical services provided pursuant to this Agreement.

23.      BILLING/ENCOUNTER PROCEDURES

         23.1 PPM shall and/or shall require PPM Physicians to prepare and submit to HUMANA, according to billing procedures established by HUMANA, billing and/or encounter information for Members who have received Covered Services. PPM shall require PPM Physicians to use the standard billing and encounter forms required or agreed to by HUMANA.

         23.2 PPM shall require PPM Physicians and PPM affiliated health care providers to submit all claims and encounters to HUMANA electronically by means available and accepted as industry standards that are mutually agreeable, which may include claims clearinghouses, or IMS-Medacom, or other technology that is mutually agreed upon by HUMANA and PPM, and in accordance with published HUMANA claims policies, procedures and guidelines on the earlier of the Effective Date of this Agreement or six (6) months following execution of this Agreement. Should PPM and/or PPM Physicians be unable to submit claims electronically upon execution of this Agreement, PPM and/or PPM Physicians shall make such arrangements as may be necessary, at their sole expense, to do so within six (6) months from the date of execution of this Agreement. For purposes of this Agreement, "claims" shall be defined as notification to an insurance or managed health care company that payment of an amount is due under the terms of this Agreement and in accordance with the applicable Member health benefits contract.

         23.3 Should PPM and/or PPM Physicians fail to comply with the terms of
         Section 23.2 above, HUMANA may, at its sole discretion pend payment of monies to PPM and/or PPM Physicians until completed claims are submitted electronically. In no event will HUMANA's Members be responsible for monies in addition to those Copayments due under the applicable Member health care benefits contract.

         23.4 PPM agrees and shall require PPM Physicians to agree to submit all fee-for-service claims eligible for reimbursement as provided under this Agreement within sixty (60) days from the date of service. HUMANA may, at its sole discretion, deny payment for any such fee-for-service claim(s) received after sixty

         (60) days from the date of service. PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree that at no time shall HUMANA's Members be responsible for any payments in addition to applicable Copayments for Covered Services provided to such Members. In the event the penalty described herein is effected, the Member's Copayment, if any, shall be adjusted accordingly.

         23.5 In the event that PPM or PPM Physician(s), as applicable, are reimbursed for Covered Services on a capitated basis, and no claims for services are submitted to HUMANA at the time of service, PPM agrees and shall require PPM Physicians to agree to provide HUMANA accurate and complete information ("Encounter Data") regarding the provision of Covered Services for Members in a form mutually to be agreed upon by both parties. Encounter Data shall include at a minimum Member identification and demographic information, PPM and/or PPM Physician tax identification number, date of service, all applicable CPT-4 and ICD-9 codes, and where applicable billed charges.

         23.6 PPM acknowledges and agrees, and shall require PPM Physicians to acknowledge and agree, that such Encounter Data shall be provided to HUMANA on a monthly basis on or before the last day of each month for encounters occurring in the immediately preceding month. In the event PPM and/or PPM Physicians fail to provide, or arrange for the provision of, the Encounter Data by the date specified above, and upon HUMANA's notice to PPM of such failure, PPM shall have thirty (30) days from the date of said notice to develop a corrective action plan acceptable to HUMANA to insure compliance with the timely submission of the Encounter Data. In the event the corrective action plan is unacceptable to HUMANA, or the plan fails to correct the problem within sixty (60) days of implementation of the corrective action plan, HUMANA, at its sole discretion, may: (I) withhold PPM's and/or PPM Physicians', as applicable, subsequent payments or (II) pend such payments until such Encounter Data is submitted to HUMANA in an acceptable form, or (III) terminate this Agreement upon at least sixty (60) days written notice to PPM.

         23.7 PPM shall and shall require all PPM Physicians to use the most current procedural technology (CPT) codes on all forms. PPM and/or PPM Physicians will abide by all CPT code rules and guidelines that are applicable (including inclusive procedure codes).

          23.8 HUMANA will deduct from payments to PPM or PPM Physician(s), as applicable, the cost of any non-covered service and Copayment amounts required by the applicable HUMANA Member health benefits contract. Amounts deducted for non-covered services and Copayments will be determined on the basis of the applicable Member health benefits contract.

24.      OFF-SET

         24.1 PPM shall be notified in writing by HUMANA of any monies PPM or PPM Physician(s) may owe HUMANA, for any reason, and PPM shall have thirty (30) days from receipt of such notification to refund monies owed to HUMANA. If there is a dispute as to monies owed to HUMANA, PPM shall provide a written response to HUMANA outlining the specific nature of such dispute within such thirty (30) day notice period. Notwithstanding the above, PPM authorizes and shall require PPM Physician(s) to authorize HUMANA to deduct monies that otherwise may be due and payable to HUMANA from any outstanding monies that HUMANA, for any reason, may owe to PPM or PPM Physician(s), as applicable.

         24.2 PPM agrees that HUMANA may make retroactive adjustments to the payment and funding arrangement(s) outlined in the enclosed attachments for changes in enrollment and other business reasons including but not limited to claims payment errors, data entry errors, capitation errors and incorrectly submitted claims.

25.      PPM GUARANTEE

         PPM shall provide HUMANA with a performance and financial guarantee under the terms and in an amount to be agreed upon by the parties, and secured through a letter of credit, performance bond or other instrument approved by HUMANA, attached hereto and incorporated herein as Attachment J. Such guarantee shall be provided to HUMANA prior to the execution of this Agreement to ensure the performance of PPM's obligations hereunder and payment of any deficits that may occur in the PPM Settlement Fund(s) described herein.

26       COORDINATION OF BENEFITS/RECOVERY RIGHTS

         26.1 Payment for Covered Services provided to each Member are subject to reimbursement, or subrogation with other benefits payable or paid to or on behalf of the Member, and to HUMANA's rights of recovery in third party liability situations. PPM agrees and/or shall require PPM Physicians to agree to accept any HUMANA capitation or other payment amounts due under this Agreement, plus any Copayments due from Member, as payment in full for all Covered Services provided to Members, and PPM hereby assigns and shall require PPM Physicians to assign to HUMANA all PPM's and/or PPM Physicians' recovery, reimbursement or subrogation rights along with other benefits that may be payable with respect to a Member.

         26.2 In cases where a Member has coverage, other than with HUMANA, which requires or permits coordination of benefits from a third party payor in addition to HUMANA, HUMANA will coordinate its benefits with such other payor(s). HUMANA will pay the lesser of: (I) the amount due under this Agreement; or (II) the amount due under this Agreement less the amount payable or to be paid by the other payor(s) or (III) the difference between allowed billed charges and the amount paid by the other payor(s). In the event Medicare is the primary payor, HUMANA shall pay PPM and/or PPM Physicians, as applicable, the amount of deductible, coinsurance and/or other plan benefits which are not covered services under Title XVIII of the Social Security Act, as amended, subject to the benefit limits and rates of the applicable health benefits contract. In no event will HUMANA pay an amount which then combined with payments from the other payor(s) exceeds the contracted rate provided in this Agreement. HUMANA will in all cases coordinate benefits payments in accordance with applicable statutes, laws and regulations and in accordance with its health benefits contracts.

         26.3 PPM agrees to use and shall require PPM Physicians to agree to use their best efforts to determine the availability of other benefits, including third party liability, and to obtain any information or documentation required by HUMANA to facilitate HUMANA's coordination of such other benefits.

27.      NO LIABILITY TO MEMBERS FOR CHARGES

         27.1 PPM agrees and shall require PPM Physicians to agree that in no event, including, but not limited to non-payment by HUMANA, HUMANA's insolvency or breach of this Agreement, PPM and/or PPM Physicians shall bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members of HUMANA or persons other than HUMANA acting on their behalf for Covered Services provided pursuant to this Agreement. This provision shall not prohibit collection from Member for any non-covered service or Copayment amounts in accordance with the terms of the applicable Member health benefits contract and with the terms of this Agreement

         27.2 PPM agrees and shall require PPM Physicians to agree that in the event of HUMANA's insolvency or other cessation of operations, benefits to Members will continue for the periods for which premiums have been paid and benefits to Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their discharge.

         27.3 PPM further agrees, and shall require PPM Physicians to agree that: (I) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member; (II) this provision supersedes any oral or written contrary Agreement now existing or hereafter entered into between PPM Physicians and Members or persons acting on their behalf and (Ill) this provision shall apply to PPM Physicians, and PPM shall obtain from such persons specific agreement to this provision.

         27.4 Any modification, addition or deletion to this Article 27 of the Agreement shall not become effective until after the Commissioner of Insurance has given

         HUMANA written notice of approval of such proposed changes, or such changes are deemed approved in accordance with State laws.

28.      MORE FAVORABLE AGREEMENTS

         If during the term of this Agreement, PPM enters into any contract or other arrangement under which the PPM renders and/or provides for the provision of medical services through its PPM Physicians at a discount, differential or other allowance which is more favorable than the payment method or rates set out in Attachment E, then the PPM shall notify HUMANA immediately, in accordance with Article 44, and HUMANA shall be entitled to such discount, differential or other allowance effective as of the effective date of such other contract or arrangement. This provision shall not apply to medical services provided under any government program.

29.      CONFLICT OF INTEREST

         29.1 PPM hereby represents and warrants that except as disclosed in Attachment G, PPM, including all Principals of PPM, and PPM Physicians do not have an interest, directly or indirectly, as a partner, officer, member, director, including but not limited to medical director, shareholder of more than five percent (5%) of the entity's outstanding shares, financial, business and/or medical advisor, employee or in any other employed, managerial, advisory, fiscal, ownership or control capacity, in any other health maintenance organization, prepaid health plan or similar entity providing prepaid health services, and/or any affiliated companies thereof, hereafter referred to as "Competitive Plan".

         29.2 PPM agrees that PPM has a continuing obligation to update any and all information in Attachment G and to notify HUMANA immediately of any changes herein,

30.      ACCESS TO INFORMATION

         30.1 Upon request, PPM agrees and shall require PPM Physicians to agree that HUMANA, or its designee, shall have reasonable access and an opportunity to thoroughly examine, during normal business hours, on at least twenty-four (24) hours' advance notice, or such shorter notice as may be imposed on HUMANA by a federal or state regulatory agency or accreditation organization, the facilities, books, records and operations of PPM, PPM Physicians or any related entity or organization, as they apply to obligations of PPM and/or PPM Physicians under this Agreement. Related entity or organization shall be defined as: (I) having influence or ownership. or control and (II) either a financial relationship or a relationship for rendering of services. The purpose of this clause is to permit HUMANA the right to assure compliance by PPM and PPM Physicians of all financial, operational, quality assurance, credentialing, as well as all other obligations of PPM and PPM Physicians' under this Agreement and their continuing ability to meet such obligations. PPM shall require PPM Physicians to consent to such access as a condition of its agreement with PPM.

         30.2 Failure to comply with any request for access, by HUMANA or its agents, within seven (7) days of receipt of notification shall constitute a material breach of this Agreement.

31.      NEW PRODUCTS/PAYMENT MECHANISM

         During the term of this Agreement, HUMANA may develop/implement new products and/or payment mechanisms, from time to time. Should HUMANA elect to offer PPM such new product and/or payment mechanism, PPM shall be provided with thirty (30) days' written notice prior to the implementation of such new products or payment mechanisms. If PPM does not object to the implementation of such new product or payment mechanism within such thirty (30) day notice period, PPM shall be deemed to have accepted the new product or payment mechanism. In the event PPM objects to any such new product or payment mechanism, the parties shall confer in good faith to reach agreement. If such agreement cannot be reached, such new product and/or payment mechanism shall not apply to this Agreement, and HUMANA may, at its sole discretion, terminate this Agreement upon ninety (90) days written notice to PPM. Further, in the event that such agreement is not reached, and HUMANA elects to continue this Agreement, PPM agrees to waive any non-compete or exclusivity arrangement between PPM and its independent contractor PPM Physicians, and that HUMANA, at its sole discretion, may negotiate contracts with the independent contractor PPM Physicians directly for such new product(s) or payment mechanism(s) upon fourteen (14) calendar days notice to PPM.

32.      ASSIGNMENT AND DELEGATION

         32.1 This Agreement is entered into to secure the services of PPM and PPM Physicians. Accordingly, any assignment by PPM and/or PPM Physicians of their interest under this Agreement shall require the prior written consent of HUMANA, which consent may be granted or denied in HUMANA's sole and complete discretion. As used in this paragraph, the term "assignment" shall also include a change of control in PPM and/or PPM Physician(s) by merger, consolidation, transfer or the sale of thirty-three percent (33%) or more stock or other ownership interest in PPM and/or PPM Physician(s). Any attempt by PPM and/or PPM Physician(s) to assign their interest under this Agreement without complying with the terms of this paragraph shall be void and of no effect, and HUMANA, at its option, may elect to terminate this Agreement without any further liability or obligation to PPM and/or PPM Physician(s). HUMANA may assign this Agreement in whole or in part to any purchaser of all or a substantial portion of the book of business in respect of which this Agreement is executed or to any affiliate of HUMANA, provided that the assignee agrees to assume

         HUMANA's obligations under this Agreement.

         32.2 Should HUMANA consent to an assignment or delegation of all or any portion of PPM or PPM Physicians obligations under this Agreement, the assignee, as a condition precedent to HUMANA's consent to assignment, shall comply with all the terms and conditions of this Agreement through the term of this Agreement in force at the time of the proposed assignment plus one (1) additional year.

33.      TERM AND TERMINATION OF AGREEMENT

         This Agreement shall be effective only if and when HUMANA separately has notified PPM of its acceptance of PPM Physicians applications. The term of this Agreement and provisions for its termination are outlined in Attachment F.

34.      COMPLIANCE WITH REGULATORY REQUIREMENT

         34.1 PPM acknowledges, understands and agrees that this Agreement is subject to the review and approval of federal and applicable state regulatory agencies. Any modification of this Agreement requested by the agency(ies) shall he incorporated as provided in Article 35 of this Agreement.

         34.2 PPM Physicians shall be bound by and comply with the provisions of applicable state and federal laws, rules and regulations. HUMANA may terminate his Agreement immediately as to any individual PPM Physician, in the event that a PPM Physician violates any of the provisions of applicable state and federal laws, rules and regulations or commits any act or engages in any conduct for which his/her medical license is revoked or suspended, or otherwise is restricted by any state licensing or certification agency by which the PPM Physician is licensed, or is otherwise disciplined by such agency, department or any professional organization of physicians.

         34.3 PPM agrees to be bound by and comply with the provisions of applicable state and federal laws, rules and regulations. If PPM violates any of the provisions of applicable state and federal laws, rules or regulations or commits any act or engages in any conduct prohibited by any state licensing or certification agency HUMANA may terminate this Agreement immediately.

35.      SEVERABILITY

         If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law or professional ethics, that part shall be reformed, if possible, to conform to law and ethics, and if reformation is not possible, that part shall be deleted, and the other parts of this Agreement shall remain fully effective.

36.      NOTIFICATION OF IMPAIRMENT

         36.1 PPM shall notify HUMANA, and shall require PPM Physicians to notify HUMANA immediately at any time if PPM and/or PPM Physician(s):
         (I) makes a general assignment for the benefit of its creditors; (II) becomes unable to pay its debts when due; (III) files a petition in bankruptcy, whether voluntary or involuntary and/or (IV) otherwise is impaired financially and is unable to perform its duties hereunder.

         36.2 HUMANA shall notify PPM immediately at any time if HUMANA: (I) makes an assignment for the benefit of its creditors; (II) becomes unable to pay its debts when due; (III) files a petition in bankruptcy, whether voluntary or involuntary and/or (IV) is otherwise impaired financially and is unable to perform its duties hereunder.

37.      RIGHT TO CONTRACT

         37.1 PPM agrees that HUMANA shall be entitled to enter into contract negotiations with PPM Physicians and that PPM Physicians shall be entitled to enter into contracts with HUMANA for the direct provision of services to Members, and that PPM hereby agrees that any covenant not to compete or exclusivity arrangement between PPM and PPM Physicians as it relates to HUMANA, is waived: (I) at the election of PPM Physician; or (II) upon dissolution of PPM; or (III) in the event of notice of termination of this Agreement.

         37.2 Further, PPM agrees that HUMANA may enter into contract negotiations with PPM Physicians at any time for, the provision of medical services to HUMANA Members not covered under this Agreement.

         37.3 Notwithstanding anything to the contrary outlined above, this
         Article 37 shall apply to PPM Physicians directly employed or whose practices are owned by PPM only in the event such PPM Physician(s) terminate their employment with PPM regardless of the cause giving rise to such termination.

38       INFORMATION

         Subject to applicable legal limitations, PPM and HUMANA mutually agree to share information necessary for the parties to meet their obligations under this Agreement, including but not limited to financial arrangements the parties may have with other health care providers and claims data regarding the provision of services to HUMANA Members covered under this Agreement. The parties agree that any such information shared shall be held in strict confidence and shall not be disclosed to any third party without the express written consent of the other party, except in response to a valid court order or when disclosure is required by a government agency.

39.      NON-COMPETE

         39.1 During the term of this Agreement and for the one (1) year period following termination of this Agreement, regardless of the cause giving rise to such termination, PPM agrees and shall require PPM Physicians to agree that it is in their respective legitimate business interests to enter into the following restrictive covenants, such interests being the preservation and fostering of goodwill and the substantial business and other relationships the parties have with their respective Members, customers, providers, patients and others. Therefore, the parties agree to the following:

         39.1.1 PPM agrees and shall require PPM Physicians to agree not to, directly or indirectly: (I) engage in any activities which are in competition with HUMANA's comprehensive health insurance, health maintenance organization or comprehensive benefits plans business, including hut not limited to obtaining a license to become a managed health care plan offering HMO or POS products; or (II) acquire, manage, establish or otherwise have any direct or indirect interest in any provider sponsored organization or network (such organization or network commonly and hereinafter referred to as a "PSN"), as now or in the future defined or authorized by HCFA or any other federal or state agency or enabling legislation or regulation, for the purpose of administering, developing, implementing or selling Medicare, Medicaid or other government sponsored heath insurance or benefit plans; or
         (III) contract or affiliate with another party which is a licensed managed care organization, where such affiliation or contract is for the purpose of offering and sponsoring HMO or POS products, and where PPM and/or PPM Physicians obtain an ownership interest in the HMO or POS managed health care product to be marketed and (IV) not to enter into agreements with other managed care entities and/or insurance companies and/or provider sponsored networks/organizations for the provision of health care services to Medicare HMO, Medicare P05 and/or other Medicare replacement patients, at the same office sites where services are to be provided to HUMANA Members and as listed in Attachment C of this Agreement or at other office sites within a five
         (5) mile radius of said office sites listed in Attachment C. Notwithstanding the above, should PPM offer and/or contract or affiliate with another party for the purpose of sponsoring HMO or POS managed health care products at any of its locations, HUMANA, at its sole discretion, may terminate this Agreement upon ninety (90) days notice to PPM.

40.      PATIENT SELF DETERMINATION ACT

         The PPM and PPM Physicians acknowledge and agree to comply with the laws of Florida respecting advance directives as defined in the Patient Self Determination Act (P.L. 101-508). An advance directive, being for example a living will or a durable power of attorney in which an individual makes decisions concerning his/her medical care, including the right to accept or refuse medical or surgical treatment.

41.      RIGHT TO INJUNCTION

         In the event of an actual or threatened breach of this Agreement, HUMANA shall be entitled to an injunction enforcing this Agreement in addition to all other remedies available at law.

42.      GOVERNING LAW

         42.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a conflict between the terms of this Agreement and the terms of any PPM and/or PPM Physician agreement, the terms of this Agreement shall control.

         42.2 Further, PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree that in the event of any conflict between PPM subcontracts with PPM Physicians and state and federal laws, rules and regulations to which HUMANA is subject, such state and federal laws, rules and regulations shall control.

43.      WAIVER

         Waiver, whether expressed or implied, of any breach of any provision of this Agreement shall not be deemed to be a waiver of any other provision or a waiver of any subsequent or continuing breach of the same provision. In addition, waiver of one of the remedies available to either party in the event of a default or breach of this Agreement by the other party, shall net at any time be deemed a waiver of a party's right to elect such remedy(ies) at any subsequent time if a condition of default continues or recurs.

44.      NOTICES

         Any notices, requests, demands or other communications, except notices of changes in policies and procedures pursuant to Article 7, required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given: (I) on the date of personal delivery or (II) provided such notice, request, demand or other communication is received by the party to which it is addressed in the ordinary course of delivery: (I) on the third day following deposit. in the United States mail, postage prepaid, by certified mail, return receipt requested, (ii) on the date of transmission by telegram, cable, telex or facsimile transmission or (iii) on the date following delivery to a nationally recognized overnight courier service, each addressed to the other party at the address set forth below their respective signatures to this Agreement, or to such other person or entity as either party shall designate by written notice to the other in accordance herewith. Unless a notice specifically limits its scope, notice to any one party included in the term "HUMANA" or "PPM" shall constitute notice to all parties included in the respective terms.

45.      CONFIDENTIALITY

         PPM agrees to maintain in strict confidence the contents of this Agreement, and any information regarding any dispute arising out of this Agreement, and agree not to disclose the contents of this Agreement or information regarding any dispute arising out of this Agreement to any third party without the express written consent of HUMANA, except pursuant to a valid court order, or when disclosure is required by a governmental agency. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that PPM Physicians may discuss the reimbursement methodology included herein with Members requesting such information.

46.      COUNTERPARTS AND HEADINGS

         46.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

         46.2 The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

47.      INCORPORATION OF ATTACHMENTS

         Attachments A, B, C, D, E, F, G, H, I, J, K, L and M are incorporated herein by reference and made a part of this Agreement.

48.      FORCE MAJEURE

         No party to this Agreement shall be deemed to breach its obligations under this Agreement if that party's failure to perform under the terms of this Agreement is due to any act of God, riot, war or natural disaster.

49.      ENTIRE AGREEMENT

         This Agreement, including the Cover Sheet, Manual, the Attachments and Amendments hereto and the documents incorporated herein, constitutes the entire agreement between HUMANA and PPM with respect to the subject matter hereof, and it supersedes any other agreement, oral or written, between HUMANA and PPM.

50.      MODIFICATION OF THIS AGREEMENT

         PPM acknowledges and agrees and shall require PPM Physicians to acknowledge and agree, that this Agreement may be amended or modified in writing as mutually agreed upon by the parties. In addition, HUMANA may modify or amend this Agreement upon thirty (30) days written notice to PPM and, if applicable, the compensation rates identified herein shall be adjusted accordingly. Failure of PPM to object to such modification during the thirty (30) day notice period shall constitute acceptance of such modification. If PPM objects to such modification or amendment, notwithstanding any provision in this Agreement to the contrary, HUMANA may terminate this Agreement upon ninety (90) days written notice to PPM.

IN WITNESS WHEREOF, the parties have the authority necessary to bind the entities identified herein and have executed this Agreement to be effective as of this 1st day of August, 1998, thereafter known as "Effective Date." It is provided, however, that HUMANA's execution of this Agreement shall not constitute the acceptance required to make this Agreement effective pursuant to
Article 8.

HUMANA                                                       PPM
------                                                       ---
By:                                                          By:
   -------------------------------                              ------------------------------------
Print Name:                                                  Print Name:
           -----------------------                                      ----------------------------
Title:                                                       Title:
      ----------------------------                                 ---------------------------------
Date:                                                        Date:
     -----------------------------                                ----------------------------------

Address for Notice:                                          Address for Notice:
Joseph Berding. Regional Vice President                      Continucare Medical Management, Inc.
Humana                                                       100 S.E. 2nd Street
3400 Lakeside Drive                                          36th Floor
Miramar, FL 33027                                            Miami, FL  33131

COPY TO:
Humana Inc.
500 West Main Street
Louisville, KY 40201
Att.: Law Department